EXHIBIT 2.2
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                      AMENDMENT TO ASSET PURCHASE AGREEMENT

           This Amendment dated as of February 7, 2002 (the "Amendment") to the Asset Purchase Agreement dated January 17, 2002 (the "Agreement"), is by and between Direct Focus, Inc., a Washington corporation (the "Buyer"), and StairMaster Sports/Medical Products, Inc., dba StairMaster Health & Fitness Products, a Delaware corporation (the "Seller"). Capitalized terms used herein without definition shall have the meaning given to such terms in the Agreement.

                                    RECITALS

           WHEREAS, the parties hereto entered into the Agreement for the sale of substantially all of the assets of the Seller; and

           WHEREAS, the parties hereto desire to amend the Agreement as set forth below.

           NOW, THEREFORE, the parties agree as follows:

           1. Exhibits A-1, A-2, A-3 and page 106 of Exhibit C to the Agreement are hereby replaced in their entirety by new exhibits attached hereto as Attachment 1.

           2. The parties acknowledge and agree that Seller has filed motions for the assignment and assumption of the pre-petition contracts and leases identified on Exhibits A-2 and A-3 (as replaced by this Amendment.) However, notwithstanding anything to the contrary contained in Section 8.4.2 or elsewhere in the Purchase Agreement, with the exception of (i) the lease with Dell Financial Services for Speedracer 4.4.16 Ext CD-RW MS WIN server tower; (ii) the lease with Hewlett-Packard for computer server, LAN adaptor, terminal, modular power dist.; and (iii) the contract with Scott Specialties, Inc. to use the Stairmaster name for limited purposes; the parties acknowledge and agree that Seller will not have obtained an order of the Bankruptcy Court approving the assignment and assumption of the contracts identified on Exhibits A-2 and A-3 prior to closing, and such an order shall not be a condition to closing. Seller shall use commercially reasonable efforts to obtain an order of the Bankruptcy Court approving Seller's assignment and assumption of such contracts and setting Cure Amounts, if any, payable to the other parties to such lease and contracts, as soon as reasonably practical.

           3. On the Closing Date, all of Seller's right, title and interest in and to the capital stock or other equity holdings in StairMaster Health & Fitness Products (UK) Ltd. and StairMaster Sports/Medical Products GmbH shall be transferred to Stairmaster Health & Fitness Products, Inc., a Washington corporation and wholly-owned subsidiary of the Buyer, on the same terms and conditions as set forth in the Agreement, and in consideration for such transfer, the Purchase Price shall be increased by $1,000 to $25,001,000.
Section 1.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

"1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the Property shall not include (a) those items excluded pursuant to the provisions of Section 1.1 above; (b) all of Seller's cash and cash equivalents including all Receivable proceeds received through midnight on the Closing Date; (c) Inventory transferred or used by Seller in the ordinary course of the Business prior to the Closing Date; (d) any lease, rental agreement, contract, agreement, license or similar arrangement ("Contracts") terminated or expired prior to the Closing Date in accordance with its terms or in the ordinary course of the Business; (e) Seller's equity holdings in StairMaster Switzerland LLC, including any accounts receivable owed to Seller by StairMaster Switzerland LLC as of the Closing Date, if any; (f) all receivables and inventory of StairMaster Switzerland LLC, if any; (g) all preference or avoidance claims and actions of the Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the United States Bankruptcy Code; (h) the Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof; and (i) insurance proceeds, claims and causes of action with respect to or arising in connection with any Contract which is not assigned to Buyer at the Closing, or any item of tangible or intangible property not acquired by Buyer at the Closing."

           4. Seller agrees to use commercially reasonable efforts to obtain an order of the Bankruptcy Court approving Buyer's assignment and assumption of the contracts identified in Attachment 2 hereto as soon as practical following the Closing, subject to Buyer's approval and subject to Buyer's payment of all Cure Amounts, if any, payable to the other parties to such contracts.

           5. Except as expressly modified herein, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

           6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The parties agree that a signature of this Amendment obtained by facsimile machine will be binding as an original.
























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IN WITNESS WHEREOF, the parties have signed this Amendment to the Agreement as of the date written above.

                                    STAIRMASTER SPORTS/MEDICAL PRODUCTS, INC.

                                    By: /s/
                                        --------------------------------------
                                    Name: Michael R. Quinn
                                    Title: President and CEO

                                    DIRECT FOCUS, INC.

                                    By: /s/
                                        --------------------------------------
                                    Name: Rod Rice
                                    Title: Chief Financial Officer































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